Exhibit j under Form N-1A

Exhibit 23 under Item 601/Reg S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Insurance Series:

We consent to the use of our reports dated February 13, 2012, with respect to the financial statements of Federated Capital Appreciation Fund II, Federated High Income Bond Fund II, Federated Kaufmann Fund II, Federated Managed Volatility Fund II, Federated Quality Bond Fund II, Federated Fund for U.S. Government Securities II and Federated Prime Money Fund II, each a portfolio of Federated Insurance Series, as of December 31, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, in the Statements of Additional Information.

Boston, Massachusetts

April 23, 2012